Exhibit 2.2

Execution Version

Amendment No. 1

to AMENDED AND RESTATED

Membership interest purchase AGREEMENT

This Amendment No. 1 (this “Amendment”) dated November 14, 2023 (the “Amendment Effective Date” to Amended and Restated Membership Interest Purchase Agreement, dated as of August 28, 2023, is made by and among CIC Pogo LP, a Delaware limited partnership (“CIC”), DenCo Resources, LLC, a Texas limited liability company (“DenCo”), Pogo Resources Management, LLC, a Texas limited liability company (“Pogo Management”), 4400 Holdings, LLC, a Texas limited liability company (“4400” and, together with CIC, DenCo and Pogo Management, collectively, “Seller” and each a “Seller”), HNR Acquisition Corp, a Delaware corporation (“HNRA” or the “SPAC”), HNRA PARTNER, INC., a Delaware corporation, (“SPAC Subsidiary”), HNRA UPSTREAM, LLC, a Delaware limited liability company (“OpCo”, and together with HNRA, SPAC Subsidiary and “Buyer” and each a “Buyer”) and, solely with respect to Section 6.20, HNRAC Sponsors LLC, a Delaware limited liability company (“Sponsor”). Seller and Buyer may hereafter be referred to each as a “Party” and together as the “Parties.” Capitalized terms used herein but not otherwise defined have the respectively meanings attributed to them in the MIPA (defined below).

Recitals

Whereas, Seller, Buyer, and, solely with respect to Section 6.20 therein, Sponsor, are parties to that certain Amended and Restated Membership Interest Purchase Agreement, dated as of August 28, 2023 (the “MIPA”); and

WHEREAS, pursuant to Section 11.6 of the MIPA, the MIPA may be amended by a written agreement duly executed by each of the Parties thereto; and

WHEREAS, Buyer and Seller desire to enter into this Amendment in order to amend the MIPA in the manner set forth herein.

Now, Therefore, in consideration of the representations, warranties, covenants and agreements herein made and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Agreement

1.  Amendment to MIPA. The MIPA is hereby amended as follows:

(a)	The definition of “Option Agreement” in Section 1.1 of the MIPA is hereby amended and restated in its entirety as follow:

““Option Agreement” means that option agreement by and between Pogo Royalty, LLC (an Affiliate of Seller) and HNRA Royalties LLC (an Affiliate of Buyer) in the form attached hereto as Exhibit C.”

(b)	Section 2.2 of the MIPA is hereby amended and restated in its entirety as follows:

“Section 2.2 Aggregate Consideration. The aggregate consideration for the Target Interests shall be (a), cash in the amount of $63,000,000 in immediately available funds (the “Cash Consideration”), (b) 2,000,000 units of OpCo Class B Units valued at $10.00 per unit (the “Common Unit Consideration”), which shall be equal to 2,000,000 shares of SPAC Class A Common Stock issuable upon exercise of the OpCo Holder Redemption Right, as reflected in the A&R OpCo LLC Agreement and (c) and the Seller Class B Shares; provided, that (i) a portion of the Cash Consideration not to exceed $15,000,000 may be payable through the Promissory Note to Seller to the extent the Minimum Cash Amount is less than $63,000,000 and (ii) a portion of the Cash Consideration not to exceed $20,000,000 may be payable through the issuance of up to 2,000,000 units of OpCo Preferred Units (the “Preferred Unit Consideration”, and, together with the Common Unit Consideration, the “Unit Consideration”), to the extent the Minimum Cash Amount is less than $48,000,000. At Closing, 500,000 shares of the Seller Class B Shares (the “Escrowed Share Consideration”) shall be placed in escrow with the Escrow Agent for the benefit of Buyer pursuant to the Escrow Agreement and the indemnity provisions herein. The Unit Consideration and Escrowed Share Consideration shall be proportionately adjusted to reflect any stock split, combination of shares, stock dividend, reorganization, recapitalization or other similar event affecting the SPAC Common Stock, the OpCo Class B Units, the Seller Class B Shares or the OpCo Preferred Units occurring after the date of this Agreement and prior to the Closing so as to provide Seller the same economic effect as contemplated by this Agreement prior to such change.”

(c)	All instances of the defined term “Escrowed Unit Consideration” are hereby replaced with “Escrowed Share Consideration”.

(d)	Section 9.1(b) of the MIPA is hereby amended and restated in its entirety as follows:

“(b) by Seller or Buyer if Closing has not occurred on or before November 30, 2023 (the “Outside Date”);”

(e)	Section 10.4(b)(3) of the MIPA is hereby amended and restated in its entirety as follows:

“(3) In no event shall any Sellers aggregate liability to Buyer and Buyer Indemnitees under Section 10.2(a)(1) exceed the value of the Escrowed Share Consideration, except in the case of breaches of the Seller Fundamental Representations or in the case of actual Fraud; and”

2.  Effect on the MIPA. Except as specifically amended by this Amendment, the MIPA shall remain in full force and effect, and the MIPA, as amended by this Amendment, is hereby ratified and confirmed in all respects. From and after the Amendment Effective Date, each reference in the MIPA to “this Agreement,” “herein,” “hereof,” “hereunder” or words of similar import, or to any provision of the MIPA, as the case may be, shall be deemed to refer to the MIPA or such provision as amended by this Amendment, unless the context otherwise requires.

3.  Miscellaneous. The provisions of Sections 11.1 (Counterparts), 11.2 (Notices), 11.4 (Law; Venue), 11.5 (Jurisdiction; Waiver of Jury Trial), 11.6 (Amendment; Waivers), 11.7 (Assignment), 11.8 (Entire Agreement), 11.9 (No Third Party Beneficiaries), 11.10 (Invalid Provisions), 11.11 (Construction), 11.12 (Limitation on Damages), and 11.13 (No Recourse), of the MIPA are incorporated by reference into this Amendment mutatis mutandis.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates indicated below, effective as of the Execution Date.

SELLER:

CIC:

CIC Pogo LP

By CIC IV GP LLC, its general partner

By:	/s/ Fouad Bashour	Date:	November 15, 2023
Fouad Bashour, Manager

Amendment Number 1 to Amended and Restated Membership Interest Purchase Agreement

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SELLER (Continued):

DenCo:

DenCo Resources, LLC

By:	/s/ John L. Denman, Jr.	Date:	November 15, 2023
John L. Denman, Jr., President

Amendment Number 1 to Amended and Restated Membership Interest Purchase Agreement

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SELLER (Continued):

4400:

4400 Holdings, LLC

By:	/s/ Kirk Pogoloff	Date:	November 15, 2023
Kirk Pogoloff, Manager

Amendment Number 1 to Amended and Restated Membership Interest Purchase Agreement

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SELLER (Continued):

Pogo Management:

Pogo Resources Management, LLC

By:	/s/ Kirk Pogoloff	Date:	November 15, 2023
Kirk Pogoloff, Manager

Amendment Number 1 to Amended and Restated Membership Interest Purchase Agreement

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BUYER:

HNR Acquisition Corp

By:	/s/ Donald W. Orr	Date:	November 15, 2023
Donald W. Orr, President

HNRA PARTNER, INC.

By:	/s/ Mitchell B. Trotter	Date:	November 15, 2023
Mitchell B. Trotter, President

HNRA UPSTREAM, LLC

By:	/s/ Mitchell B. Trotter	Date:	November 15, 2023
Mitchell B. Trotter, President

Amendment Number 1 to Amended and Restated Membership Interest Purchase Agreement

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SPONSOR:

HNRAC SPONSORS LLC

By:	/s/ Donald Goree	Date:	November 15, 2023
Donald Goree

Amendment Number 1 to Amended and Restated Membership Interest Purchase Agreement

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